Exhibit 99.2

ClearThink 1 Acquisition Corp. Announces Closing of its $125,000,000 Initial Public Offering

Boca Raton, Florida, February 25, 2026 — ClearThink 1 Acquisition Corp. (NASDAQ: CTAAU) (the “Company”) today announced the closing of its initial public offering of 12,500,000 units at $10.00 per unit, with each unit consisting of one Class A ordinary share and one right to receive one-fifth (1/5) of one Class A ordinary share at the closing of the Company’s initial business combination. The units began to trade on the Nasdaq Global Market (“Nasdaq”) under the ticker symbol “CTAAU” on February 24, 2026. Once the securities constituting the units begin separate trading, the Class A ordinary shares and share rights are expected to be listed on Nasdaq under the symbols “CTAA” and “CTAAR,” respectively.

D. Boral Capital acted as the sole book-running manager for the offering. Ruskin Moscou Faltischek, P.C. acted as U.S. counsel for the Company and Ogier (Cayman) LLP acted as Cayman Islands counsel for the Company. Sichenzia Ross Ference Carmel LLP acted as counsel for the underwriters.

A final prospectus relating to and describing the final terms of the offering has been filed with the Securities and Exchange Commission. The offering was made only by means of a prospectus. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ClearThink 1 Acquisition Corp.

ClearThink 1 Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although the Company is not limited to a particular industry or geographic region for purposes of consummating an initial business combination, it intends to focus on the financial services sector in the United States and other developed countries.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements”. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the prospectus filed in connection with the initial public offering with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Ari Brown

abrown@clearthinkspacs.com